As filed with the Securities and Exchange Commission on February 17, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COGENT BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-5308248
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

275 Wyman Street, 3rd Floor

Waltham, Massachusetts 02451

(Address of Principal Executive Offices, Zip Code)

Amended and Restated Cogent Biosciences, Inc. 2018 Stock Option and Incentive Plan

Cogent Biosciences, Inc. 2018 Employee Stock Purchase Plan

Cogent Biosciences, Inc. 2020 Inducement Plan

(Full title of the plans)

Andrew Robbins

President and Chief Executive Officer

275 Wyman Street, 3rd Floor

Waltham, Massachusetts 02451

(Name and address of agent for service)

(617) 945-5576

(Telephone number, including area code, of agent for service)

Copies to:

Sean C. Feller

Gibson, Dunn & Crutcher LLP

2000 Avenue of the Stars, Suite 1200N

Los Angeles, CA 90067

(310) 552-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

This Registration Statement on Form S-8 is filed by Cogent Biosciences, Inc. (the “Registrant”) to register an additional (i) 6,439,201 shares of its common stock, par value $0.001 per share (“Common Stock”), available for issuance pursuant to the Amended and Restated Cogent Biosciences, Inc. 2018 Stock Option and Incentive Plan, (ii) 125,000 shares of Common Stock available for issuance pursuant to the Cogent Biosciences, Inc. 2018 Employee Stock Purchase Plan, and (iii) 1,500,000 shares of Common Stock available for issuance pursuant to the Cogent Biosciences, Inc. 2020 Inducement Plan.

Pursuant to General Instruction E of Form S-8, the information contained in the Registrant’s Registration Statements on Form S-8 filed on February  25, 2025 (Registration No. 333-285198), February 26, 2024 (Registration No. 333-277360), August 8, 2023 (Registration No. 333-273802), March 14, 2023 (Registration No. 333-270522), March 17, 2022 (Registration No. 333-263638), August 17, 2021 (Registration No. 333-258865), March 16, 2021 (Registration No. 333-254320), November 5, 2020 (Registration No. 333-249884), March 26, 2020 (Registration No. 333-237406), March 28, 2019 (Registration No. 333-230559) and April 4, 2018 (Registration No. 333-224137), together with all exhibits filed therewith or incorporated therein by reference, is hereby incorporated by reference and made a part hereof, except for those items being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in its certificate of incorporation that limit or eliminate the personal liability of its directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

The Registrant has also adopted provisions in its certificate of incorporation that limit or eliminate the personal liability of its officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, an officer will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability for:

•	breach of fiduciary duty claims brought by the Registrant itself;

•	derivative claims brought by stockholders in the name of the Registrant;

•	any breach of the officer’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; or

•	any transaction from which the officer derived an improper personal benefit.

These limitations of liability do not alter director and officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•

it will indemnify its directors, officers and, in the discretion of the Registrant’s board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

it will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of the Registrant’s board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and executive officers to the fullest extent permitted by Delaware law.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Fourth Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 5, 2025).

4.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 5, 2020).

5.1	Opinion of Gibson, Dunn & Crutcher LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith), independent registered public accounting firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages hereof).

99.1	Amended and Restated Cogent Biosciences, Inc. 2018 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K filed on February 17, 2026).

99.2	Cogent Biosciences, Inc. 2018 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K filed on March 16, 2021).

99.3	Cogent Biosciences, Inc. 2020 Inducement Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K filed on February 17, 2026).

107.1	Filing Fee Table (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on February 17, 2026.

COGENT BIOSCIENCES, INC.

By:	/s/ Andrew Robbins
Name:	Andrew Robbins
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew Robbins, John Green, and Evan Kearns, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as a director or officer of Cogent Biosciences, Inc. (1) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (2) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons have signed this Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Andrew Robbins Andrew Robbins	President, Chief Executive Officer and Director (Principal Executive Officer)	February 17, 2026

/s/ John Green John Green	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 17, 2026

/s/ Chris Cain, Ph.D. Chris Cain, Ph.D.	Director	February 17, 2026

/s/ Karen Ferrante, M.D. Karen Ferrante, M.D.	Director	February 17, 2026

/s/ Peter Harwin Peter Harwin	Director	February 17, 2026

/s/ Arlene M. Morris Arlene M. Morris	Director	February 17, 2026

/s/ Matthew E. Ros Matthew E. Ros	Director	February 17, 2026

/s/ Todd E. Shegog Todd E. Shegog	Director	February 17, 2026